EXHIBIT 99.1

FOR ADDITIONAL INFORMATION:

Company Contact:	AMCC Editorial Contact:

William Bendush, Sr. Vice President, Chief Financial Officer (858) 450-9333 Debra Hart, Investor Relations Manager (858) 535-4217	The Ardell Group Angela Edgerton (858) 792-2941

Thursday, October 17, 2002

Company Press Release

APPLIED MICRO CIRCUITS CORPORATION
REINSTATES $200 MILLION STOCK REPURCHASE PROGRAM

SAN DIEGO,—October 17, 2002—Applied Micro Circuits Corporation [NASDAQ: AMCC] today announced that its Board of Directors has reinstated its stock repurchase program and approved the repurchase of up to $200,000,000 of its Common Stock.

Depending on market conditions and other factors, repurchases will be made from time to time in the open market and in negotiated transactions, including block transactions, at times and prices considered appropriate by the company. The program is effective immediately, and may be discontinued at any time. As of October 17, 2002, AMCC has approximately 302 million shares of Common Stock outstanding.

Under the previous stock repurchase authorization, which expired in September 2002, approximately 3.6 million shares were purchased in the open market for approximately $29.4 million.

AMCC Overview

AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions empowering intelligent wide area networks. AMCC utilizes a combination of digital, mixed- signal and high-frequency analog design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit products that enable the transport of voice and data over wide area networks. The Company’s system solution portfolio includes switch fabric, traffic management, network processor, framer/mapper, PHY and PMD devices that address the high-performance needs of the evolving intelligent wide area network. AMCC’s corporate headquarters is located in San Diego. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com or call our shareholder information line at (888) 982-AMCC (2622).

This news release contains forward-looking statements, including statements regarding the stock repurchase program, that are subject to certain risks and uncertainties, including, but not limited to, those associated with unpredictability and volatility of the price of the Company’s Common Stock, the performance of and conditions in the United States and world financial markets, the policies and actions of the United States and other governments, and the general political, economic and business conditions in the United States and elsewhere, as well as the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2002, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements.